Exhibit 3

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13D to which this Joint Filing Agreement is attached as Exhibit 3 is filed on behalf of each of us.

Date: July 26, 2006

Ipsen S.A.,

a société anonyme organized under the laws of France

By:	/s/ Jean-Luc Bélingard
Name:	Jean-Luc Bélingard
Title:	Président

Suraypharm,

a société par actions simplifiée organized under the laws of France

By:	/s/ Jean-Luc Bélingard
Name:	Jean-Luc Bélingard
Title:	Président